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                                                            EXHIBIT d(2)(F)(iii)

                FORM OF THIRD AMENDMENT TO SUBADVISORY AGREEMENT

                               ING INVESTORS TRUST

         This Third Amendment, effective as of July 1, 2003, amends the Subadvisory Agreement (the "Agreement") dated February 26, 1999, as amended, among ING Investors Trust, a Massachusetts business trust (the "Trust"), Directed Services, Inc., a New York corporation (the "Manager") and A I M Capital Management, Inc., a Texas corporation (the "Sub-Adviser") with regards to ING AIM Mid Cap Growth Portfolio, a series of the Trust.

                               W I T N E S S E T H

         WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 1, 2003.

                  NOW, THEREFORE, the parties agree as follows:

                  1. Section 2(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

                  (ii) The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested unless the Manager gives the Sub-Adviser thirty days' prior written instructions to the contrary.

                  The Sub-Adviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested. Upon request, the Sub-Adviser will submit a written voting recommendation to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Portfolios. The Manager will accord these written voting recommendations confidential treatment and will restrict the dissemination of the information to a limited number of employees on a need to know basis.

                  Any voting recommendation provided by the Sub-Adviser will be made in accordance with Sub-Adviser's Proxy Policies and Procedures which address material conflicts of interest and are reasonably designed to ensure that such decisions are made based solely on the best interest of its clients.

                  2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                              ING INVESTORS TRUST

                              By: ________________________________
                                  Robert S. Naka
                                  Senior Vice President

                              DIRECTED SERVICES, INC.

                              By: ________________________________
                                  Name:   ________________________
                                  Title:  ________________________

                              A I M CAPITAL MANAGEMENT, INC.

                              By: ________________________________
                                  Name:   ________________________
                                  Title:  ________________________

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